Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

March 30, 2026

VIA ELECTRONIC MAIL

Aditxt, Inc.

2569 Wyandotte Street, Suite 101

Mountain View, CA 94043

Re:	At-The-Market Offering under a Registration Statement on Form S-3
October 25, 2024, April 3, 2025, and December 12, 2025

Ladies and Gentlemen:

We have acted as counsel to Aditxt, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to $36,800,000 (the “Shares”) of its common stock, $0.001 par value per share (“Common Stock”), pursuant to the Company’s Registration Statement on Form S-3 (No. 333-280757) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), a prospectus supplement dated October 25, 2024 (the “Prior October Prospectus Supplement”), a prospectus supplement dated April 3, 2025 (the “Prior April Prospectus Supplement”) and a prospectus supplement dated December 12, 2025 (the “Prior December Prospectus Supplement” and together with the Prior October Prospectus Supplement, the Prior April Prospectus Supplement and the Prior December Prospectus Supplement, the “Prior Prospectus Supplements”), filed with the Commission pursuant to Rule 424(b) under the Act and a prospectus supplement dated March 27, 2026, filed with the Commission pursuant to 424(b) of the Act (the “March 2026 Prospectus Supplement,” together with the Base Prospectus and the Prior Prospectus Supplements, the “Prospectus”). The Shares are to be sold by the Company in accordance with the at the market offering agreement dated October 25, 2024, by and between the Company and H.C. Wainwright & Co., LLC (the “Agreement”), as described in the Prospectus.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective under the Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the Prospectus, the Company’s articles of incorporation and bylaws, each as currently in effect, the Agreement, and such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed: the genuineness of all signatures, including endorsements; the legal capacity and competency of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies, including facsimile, electronic, certified or photostatic copies; the authenticity of the originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we relied upon statements and representations of officers and other representatives of the Company and others and of public officials and have not independently verified such facts.

We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Agreement.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, when the Shares are delivered to and paid for in accordance with the terms of the Agreement, the Registration Statement and the Prospectus, and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we assumed that (i) the Company will comply with all applicable requirements in the Delaware General Corporation Law (the "DGCL") regarding uncertificated shares, and the transfer agent therefor will register the purchaser of any uncertificated shares as the registered owner thereof in its stock transfer books and records, (ii) each sale of the Shares will be duly authorized by the Company’s board of directors or a duly authorized committee thereof in accordance with the DGCL, and (iii) upon the issue of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock the Company is then authorized to issue under its certificate of incorporation.

The opinion which we render herein is expressly limited solely with respect to the laws of the State of Delaware and is based on such laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and we express no opinion and provide no assurance with respect to any other laws or as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on or about the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm in the “Legal Matters” section in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations under the Act.

This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP